SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS
RECORD SECOND QUARTER RESULTS
_________________________________________________

27% EARNINGS PER SHARE INCREASE

COVINGTON, La. (July 24, 2003) - SCP Pool Corporation (the "Company" or "SCP") (Nasdaq/NM: POOL) today reported record results for the second quarter of 2003.

Earnings per share for the second quarter of 2003 increased 27% to $1.38 per diluted share on net income of $34.0 million, compared to $1.09 per diluted share on net income of $28.6 million last year. The increase in EPS is due to a 19% increase in net income and a decrease in the weighted average shares outstanding between quarters.

Net sales for the three months ended June 30, 2003 increased $67.8 million, or 19%, to $431.9 million, compared to $364.1 million in the second quarter of 2002. Base business sales growth of 7% contributed $22.7 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Same store sales growth was 6% in the second quarter of 2003.

Gross profit for the three months ended June 30, 2003 increased $24.2 million, or 25%, to $120.9 million from $96.7 million in the same period in 2002. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 140 basis points to 28.0% in the second quarter of 2003 from 26.6% in the comparable 2002 period. The base business gross margin improved 60 basis points primarily due to improved selling and purchasing practices. The remaining increase in gross margin is attributable to the business acquired in our August 2002 Fort Wayne acquisition (Fort Wayne), including the consolidation of margins from the acquired manufacturing business.

Operating expenses in the second quarter of 2003 increased $15.4 million, or 32%, to $63.7 million from $48.3 million in the second quarter of 2002. Operating expenses as a percentage of net sales increased 140 basis points to 14.7% in 2003 from 13.3% in 2002. Base business operating expenses as a percentage of net sales increased 100 basis points to 14.1% in 2003 from 13.1% in 2002 primarily due to increased payroll expense resulting from new branches and the additional investment in support personnel and marketing programs to enhance infrastructure and increase value to customers and suppliers. Operating expenses related to Fort Wayne are typically higher due to the consolidation of the manufacturing portion of the business.

Cash provided by operations increased to $8.9 million in the first six months of 2003 compared to $8.4 million in the same period in 2002.

"We realized our record results despite generally poor weather conditions for the industry in the second quarter, and we continue to realize progress on multiple fronts while gaining an increasingly better understanding of the many profit improvement opportunities available to us," commented Manuel Perez de la Mesa, President and CEO.

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

Net sales for the six months ended June 30, 2003 increased $92.9 million, or 17%, to $628.3 million, compared to $535.4 million in the comparable 2002 period. Base business sales growth of 6% contributed $32.9 million to the increase, while acquired service centers and locations consolidated with acquired service centers accounted for the remaining increase. Same store sales growth was also 6% in the first six months of 2003. Gross profit margin increased 140 basis points to 27.6% in the first six months of 2003 from 26.2% for the same period last year with base business gross margin increasing 70 basis points between periods. Operating income for the first six months of 2003 increased 15% to $60.7 million, or 9.7% of net sales, compared to operating income of $52.7 million, or 9.8% of net sales, in the same period last year. Earnings per share for the first six months increased 24% to $1.44 per diluted share on net income of $35.4 million, compared to $1.16 per diluted share on net income of $30.5 million in the comparable 2002 period.

Wilson B. Sexton, Chairman, added, "We are pleased with the resiliency of the swimming pool industry and SCP's performance in the industry, especially in context with today's general economic environment."

At June 30, 2003, 170 service centers were included in the base business calculations. Of the excluded service centers, nine were acquired within the last 15 months and 13 were existing service centers that were consolidated with acquired locations within the last 15 months. In addition to the 22 service centers excluded from the base business calculations, the same store calculations also excluded seven new service centers open less than 15 months and 11 locations affected by new service center openings in the immediate market areas within the last 15 months.

SCP Pool Corporation is the world's largest wholesale distributor of swimming pool supplies and related products. As of July 24, 2003, SCP distributes more than 60,000 national brand and private label products to over 45,000 customers through 192 service centers in North America and Europe. For more information about SCP, please visit www.scppool.com.

This news release may include "forward-looking" statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in SCP's 2002 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

Consolidated Statements of Income

(Unaudited)	Three Months		Six Months
(In thousands except per share data)	Ended		Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net sales	$ 431,885	$ 364,088	$ 628,273	$ 535,442
Cost of sales	311,023	267,393	454,888	395,245

Gross profit	120,862	96,695	173,385	140,197
Percent	28.0%	26.6%	27.6%	26.2%

Selling and administrative expenses	63,673	48,320	112,676	87,491

Operating income	57,189	48,375	60,709	52,706
Percent	13.2%	13.3%	9.7%	9.8%

Interest expense	1,514	1,486	2,599	2,699

Income before income taxes	55,675	46,889	58,110	50,007
Provision for income taxes	21,712	18,287	22,663	19,503

Net income	$ 33,963	$ 28,602	$ 35,447	$ 30,504

Earnings per share
Basic	$ 1.44	$ 1.15	$ 1.51	$ 1.22
Diluted	$ 1.38	$ 1.09	$ 1.44	$ 1.16

Weighted average shares outstanding
Basic	23,539	24,944	23,551	24,975
Diluted	24,663	26,330	24,620	26,234

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	June 30,	June 30,
	2003	2002

Assets
Current assets
Cash and cash equivalents	$ 32,185	$ 11,960
Receivables, net	174,974	144,594
Product inventories, net	197,558	168,875
Prepaid expenses	5,797	4,126
Deferred income taxes	1,359	2,788

Total current assets	411,873	332,343

Property and equipment, net	23,870	16,395
Goodwill	108,536	73,831
Intangible assets, net	7,181	4,837
Other assets, net	2,456	1,505

Total assets	$ 553,916	$ 428,911

Liabilities and stockholders' equity
Current liabilities
Accounts payable	156,695	120,908
Accrued and other current liabilities	48,606	37,810
Short-term financing	90,000	-
Current portion of long-term debt	885	91

Total current liabilities	296,186	158,809

Deferred income taxes	12,568	5,541
Long-term debt, less current portion	65,529	97,525
Other long-term liabilities	3,542	-

Total stockholders' equity	176,091	167,036

Total liabilities and stockholders' equity	$ 553,916	$ 428,911

  At June 30, 2003, the estimated accounts receivable and inventory balances from the acquired Fort Wayne operations were $18.9 million and $23.1 million, respectively.

  The allowance for doubtful accounts (AFDA) was $3.6 million in 2003 and $3.3 million in 2002. The AFDA represented 96% and 101% of the accounts receivable greater than 60 days past due in June 2003 and June 2002, respectively.

  The inventory reserve was $4.0 million in June 2003 and $3.9 million in June 2002. The slowest moving class of inventory decreased by 47% from June 2002 to June 2003.

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended
(In thousands)	June 30,
	2003	2002

Operating activities
Net income	$ 35,447	$ 30,504
Adjustments to reconcile net income to net cash provided by
operating activities	5,330	3,636
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	(101,749)	(84,911)
Product inventories	(11,616)	12,647
Accounts payable	60,352	25,321
Other	21,094	21,181

Net cash provided by operating activities	8,858	8,378

Investing activities
Acquisition of businesses, net of cash acquired	(3,355)	(28)
Purchase of property and equipment	(4,957)	(2,539)
Proceeds from the sale of property and equipment	2	10

Net cash used in investing activities	(8,310)	(2,557)

Financing activities
Net proceeds (payments) on revolving line of credit	(63,635)	12,525
Net proceeds from other long-term debt	1,889	-
Net proceeds from asset-backed financing	90,000	-
Issuance of common stock under stock option plans	630	607
Purchase of treasury stock	(3,336)	(10,450)

Net cash provided by financing activities	25,548	2,682
Effect of exchange rate changes on cash	957	(67)

Change in cash and cash equivalents	27,053	8,436
Cash and cash equivalents at beginning of period	5,132	3,524

Cash and cash equivalents at end of period	$ 32,185	$ 11,960

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

Addendum

(In thousands)	Base Business		Acquired and Consolidated		Total
(Unaudited)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	June 30,		June 30,		June 30,
	2003	2002	2003	2002	2003	2002

Net sales	$366,287	$343,600	$65,598	$20,488	$431,885	$364,088

Gross profit	98,921	90,670	21,941	6,025	120,862	96,695
Gross margin	27.0%	26.4%	33.4%	29.4%	28.0%	26.6%

Selling and operating expenses	51,576	45,008	12,097	3,312	63,673	48,320
Expenses as a % of net sales	14.1%	13.1%	18.4%	16.2%	14.7%	13.3%

Operating income	47,345	45,662	9,844	2,713	57,189	48,375
Operating margin	12.9%	13.3%	15.0%	13.2%	13.2%	13.3%

(In thousands)	Base Business		Acquired and Consolidated		Total
(Unaudited)	Six Months		Six Months		Six Months
	Ended		Ended		Ended
	June 30,		June 30,		June 30,
	2003	2002	2003	2002	2003	2002

Net sales	$541,966	$509,032	$86,307	$26,410	$628,273	$535,442

Gross profit	144,853	132,471	28,532	7,726	173,385	140,197
Gross margin	26.7%	26.0%	33.1%	29.3%	27.6%	26.2%

Selling and operating expenses	92,186	81,745	20,490	5,746	112,676	87,491
Expenses as a % of net sales	17.0%	16.1%	23.7%	21.8%	17.9%	16.3%

Operating income	52,667	50,726	8,042	1,980	60,709	52,706
Operating margin	9.7%	10.0%	9.3%	7.5%	9.7%	9.8%

Beginning in the fourth quarter of 2002, we began calculating our "base business" growth, which is consistent with measures used by other distributors. We believe the base business measure is useful to explain the period to period changes in our operating results. We calculate base business growth by excluding the following service centers from the calculation:

  Service centers acquired within the past 15 months;
  Service centers consolidated with acquired service centers within the past 15 months; and
  New service centers opened in new markets in the past 15 months.

POOL Reports Record Second Quarter 2003 Results

July 24, 2003

The base business calculation differs slightly from the same store calculation because base business includes (i) new service centers opened in existing markets and (ii) service centers affected due to their location in the immediate market areas of newly opened or acquired locations. Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the table above includes the operations of the following:

  Fort Wayne Pools - January 2003 through June 2003
  Service centers consolidated with Fort Wayne locations - January 2003 through June 2003 and January 2002 through June 2002
  Capital Pools (Canada) - January 2003 and January 2002
  Les Industries R.P., Inc. - May and June 2003